Exhibit 5.2

WADE MEZEY, ATTORNEY AND COUNSELOR AT LAW

May 12, 2008

Board of Directors / Mezey Howarth Racing Stables, Inc..

Re: Registration Statement on Form S-1 Gentlemen:

You have requested my opinion as to the legality of the issuance of common stock by Mezey Howarth Racing Stables, Inc.., (the "Corporation") of up to 10,000,000 shares of Common Stock (the "Shares") pursuant to a Registration Statement on Form S-1 (the "Registration Statement") to be filed with the U.S. Securities and Exchange Commission.

Pursuant to your request I have reviewed and examined:

(1)	The Articles of Incorporation of the Corporation, (the "Articles");
(2)	The Bylaws of the Corporation;
(3)	Certain resolutions of the Director of the Corporation;
(4)	The Registration Statement; and
(5)	Such other matters as I have deemed relevant to my opinion.

Based upon the foregoing, and subject to the qualifications set forth below, I am of the opinion that the Shares offered by the selling securities holders have been legally issued and are fully paid and non-assessable.

My opinion is subject to the qualification that no opinion is expressed herein as to the application of state securities or Blue Sky laws.

Not withstanding the above, I consent to the use of this opinion in the Registration Statement and to the reference to me in the Legal Matters section of the Prospectus contained in the Registration Statement. In giving my consent, I do not admit that I come without the category of persons whose consent is required under Section 7 of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ J. Wade Mezey

J. Wade Mezey